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                           MEMORANDUM OF UNDERSTANDING

            This Memorandum of Understanding is between Next Generation Network, Inc. (the "Company") and Alex Zubillaga, or his nominee entity, ("Investor Group") for purposes of setting forth the intentions of the parties regarding joint activities in the interest of developing certain international markets for the Company's electronic out-of-home media network known as "NGN."

         1. NGN and the Investor Group agree to form an entity to be owned 50% by the Company and 50% by the Investor Group for purposes of developing the market for NGN in France, Italy, Spain and the United Kingdom.

         2. Each party agrees to contribute to such entity the amount of One Hundred Thousand Dollars ($100,000) for purposes of financing such development activities.

         3. The day to day activities of the development entity will be managed by Alex Zubillaga, provided that all material matters regarding the activities of such development entity shall require the consent of both parties.

         4. It is the parties' intent that, upon mutual determination that the results of development activities warrant the formation of an operating entity, the parties will form an entity for the purpose of operating NGN in the stated countries on such terms as the parties mutually determine and agree. The parties acknowledge that nothing in this Memorandum creates any obligation on the part of either party to form any such operating entity, or to any terms or conditions relating thereto. The Investor Group acknowledges that it has been advised that formation of such entity requires and is conditioned upon receipt by the Company of all approvals and consents as may be required under any organizational documents or other agreements whatsoever applicable to the Company and an investment by the Company in an entity operating NGN Internationally, including without limitation such approvals as may be required under that certain Indenture dated as of February 1, 1998 (the "Indenture"), certain documents related to the Indenture, and those certain certificates of designation and agreements relating to the Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock and Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock. If the Company is unable, after commercially reasonable efforts, to structure an entity to operate NGN, or to operate NGN, in the subject countries with the involvement of the Investor Group, the Company will have the right to purchase, and the Investor Group will then be obligated to sell the interest of the Investor Group in the development entity for One Hundred Thousand Dollars (100,000.00), plus interest at a per annum rate of 15%, accruing from the date of the contribution by the Investor Group, payable in cash.

Dated: May 28, 1999

Next Generation Network, Inc.                 Investor Group


By:  /s/ Thomas M. Pugliese                   By:  /s/ Alejendro Zubillaga
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Name:                                         Name:
Title:                                        Title: